“EXHIBIT 4.1”

Option Agreement and Plan of Merger

THIS OPTION AGREEMENT AND PLAN OF MERGER (this “Agreement) is entered into as of the 28th day of June 2002, by and between Sun Network Group, Inc (“Sun”), a Florida company and Live Media Enterprises, Inc (“Live”), a Nevada corporation and Howard Mauskopf (“Mauskopf”), and is made with respect to the following facts:

A.

Sun is public company traded on the OTC Bulletin Board.

B.

Live is a event manager, promoter and producer with offices in Beverly Hills, California and is the owner and operator of all of the assets and properties listed on Exhibit “A”, attached hereto and made part of the Agreement.

C.

Mauskopf is the Chief Executive Officer and principal manager of Live.

D.

Sun and Live, on the terms and conditions hereinafter set forth, desire to enter into agreement whereby Live shall grant to Sun an exclusive option to acquire Live or the assets of Live, at the discretion of Sun, and merge Live into SUN, as a wholly owned subsidiary of SUN.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

(1)

Option to Merge. Upon the terms and subject to the conditions set forth in this Agreement, Live shall grant to Sun the exclusive option (“Option”) to acquire Live and merge the company into SUN upon execution of a formal Merger Agreement (“Merger Agreement”), for a period of six (6) months (“Option Period”) from the date of this Agreement. In the event that Sun fails to exercise its Option within the Option Period than the Agreement shall terminate unless extended by Sun, which may do so, at its sole option, for up to an additional six (6) month period, subject to the Termination provisions provided for herein.

1.01. Sun may exercise its Option at any time during the Option Period by giving written notice to SBU.

(2)

Terms of the Merger. The terms and conditions under which Live shall merge into SUN, upon the exercise of Sun’s Option, shall be as follows:

2.01. SUN shall acquire all of the capital stock or assets of Live, subject to a structure to be mutually determined as most advantageous to the parties that shall result in a tax-free combination of Live and SUN. Upon the close of the Merger Live must posses and control, without liens or encumbrances of any kind, all of the business of Live including all Operational and Non Operational Properties, all physical and conceptual Intellectual Properties, all Trademarks and Copyrights, web site assets, furniture and fixtures, cash, equivalents and securities, the Mauskopf Employment Agreement, the Consulting Agreement with Harvey Bibicof (“Bibicof”) and any and all other assets including those detailed in Exhibit A and all business of Live.

2.02. Live shall be operated as a wholly owned subsidiary of SUN, under current Live management, responsible to SUN’s Board of Directors.

2.03. In consideration for the merger into SUN and/or asset purchase and services, as more fully described herein, Sun Shall issue and pay to Live shareholders, managers and designees, upon the final Merger Agreement, an aggregate of 8,000,000 shares of Sun common stock, restricted as per rule 144. The shares shall be allocated and paid at 5,600,000 to Live shareholders including the Wilshire group as detailed in paragraph 4.02 herein, 1,200,000 to Bibicof for consulting services and 1,200,000 to Mauskopf for management services.

2.04. Upon the execution of the Agreement, Sun shall agree to loan Live up to Fifty Thousand Dollars ($50,000) (“Loan”) to progress its business and which shall be payable per the terms of the Promissory Note (“Note”) attached hereto as Exhibit “B” and made a part thereof. Said loan shall be payable to Live at Fifteen Thousand Dollars ($15,000) upon execution hereof and the balance upon the satisfactory completion of the condition described in paragraph 4.02 herein and the filing of the Security Instruments contemplated by the Note. The Loan proceed shall be expressly utilized for general corporate purposes and operational expenses in the normal and due course of its business and shall be secured per terms of the Note.

2.05. In addition to the consideration described in paragraph 2.03 above, Live shareholders shall be granted 4,100,000 warrants for Sun shares exercisable on 90 to 24 month schedules at strike prices and terms, favorable to Sun, to be determined.

2.06. Concurrent with the Agreement and as a condition precedent to the Merger Agreement, Mauskopf shall enter into a three (3) year exclusive employment agreement with Live for his services as Live CEO. Mauskopf shall have full operational authority and responsibility for Live, subject to Live’s business plan and he shall report to Sun’s Board of Directors. Under his employment agreement Mauskopf shall be entitled to fixed compensation of $1200. per workweek plus customary fringes and expense re-imbursement. Mauskopf shall also be entitled to contingent compensation, as an annual bonus, equal to 15%, 20% and 25% of Live EBITDA, less salary paid. Mauskopf shall also be entitled to receive stock options and registration rights commensurate with other Sun executives.

2.07. Upon Closing SBU shall be granted one (1) full term seat on SUN’s Board of Directors, which shall total four (4) members.

2.08. Sun and Live shall equally share all costs of documenting this Agreement and the Merger Agreement and any other agreements contemplated hereunder. Live shall also be obligated on an ongoing basis, to pay a pro rata share of all of Sun’s administrative and corporate expenses and shall absorb and assume all of its own legal and accounting costs.

2.09. Bibicof shall enter into a non-exclusive Consulting agreement with Sun/Live to provide services in consideration for the issuance of the shares, described herein, and contingent compensation, to be determined.

2.10. It is expressly acknowledged that Sun shall not assume any debts or obligations of Live and the Live shall only incur normal and customary operational obligations, determined in good faith by management, during the Option Period and after the consummation of the Merger Agreement.

(3)

Obligations of SUN to effect the Merger.

3.01. Upon the Merger Agreement Sun shall be a full reporting and trading company, in good standing with the NASD, on the Bulletin Board OTC market.

3.02. Sun’s Board of Directors approves of the Merger Agreement and the transaction contemplated herein.

3.03. Upon the Closing there shall have been no material adverse change to SUN or RTV.

(4)

Obligations of Live to effect the Merger.

4.01. Upon the Merger Agreement Live will have full control an ownership of all the assets and businesses described herein and that Live shall have entered into agreement with the Wilshire Group, or its designees, to exchange 18.75% of it equity.

4.02. Upon the Closing there shall have been neither adverse material change in the condition of Live nor any adverse legal proceedings.

(5)

Termination and Amendment.

5.01. This Agreement may be terminated or amended at any time prior to Closing by the mutual written consent of SUN and Live.

5.02. This Agreement may be terminated by SUN if any representation or warranty made by Live shall not have been true or in the event that Live fails to timely comply with the material terms of the Agreement.

5.03. This Agreement may be terminated by SUN in the event that it fails to obtain Board or shareholder approval of the merger.

(6)

Effect of Termination. In the event of termination of this Agreement by Sun as provided for herein, this Agreement shall become void and the Loan under the Agreement shall be immediately be due per the terms of the Note, paying interest at a rate of 10% per annum, pre-executed and attached hereto as Exhibit “A”. The voiding of this Agreement shall not relieve any party for liability of any breach hereof.

(7)

No Brokers or Finders. No agent, broker, finder or banker acting on behalf of SUN or Live is contemplated by the Agreement nor will be entitled to any fee as a result of the transaction.

(8)

Representations and Warranties of Sun and Live. Each of Sun and Live are corporations or entities duly valid, existing in good standing and each has the power and authority to enter into this Agreement, which shall constitute a valid, binding obligation.

(9)

Reasonable Efforts. Each of the parties hereto agree to use their reasonable efforts to take or cause to be taken, all of the actions necessary to complete the merger promptly and shall promptly cooperate with and furnish information to each other that may be necessary to effect the merger. Live shall promptly, as instructed by Sun, execute and deliver any and all documents and agreements required of it in this transaction.

(10)

Confidentiality. Prior to Closing, the parties hereto shall cause their affiliates, employees, agents, accountants, legal advisors and other representatives to hold in the strictest confidence all information in connection with this Agreement.

(11)

Governing Law. This Agreement shall be interpreted in accordance with the laws of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Sun Network Group, Inc.                                                       Live Media Enterprises, Inc.

By____________________                                                  By_____________________

                                                                                                By______________________ Howard Mauskopf

                                                              EXHIBIT “B”

                                                           Promissory Note

$50,000.00                                                                                                Date: June 28, 02

For value received, the undersigned Live Media Enterprises, Inc., 8730 Wilshire Blvd., Suite 410, Beverly Hills, CA. 90212 (the “Promisor”) promises to pay to the order of Sun Network Group, Inc. or its designee (the “Payee”), at 5670 Wilshire Blvd., Suite 1300, Los Angeles, CA. 90036, (or at such other place as Payee may designate in writing), the sum of Fifty Thousand Dollars ($50,000.00) (“Principal Sum”).

The Principal Sum shall be due and payable, on demand, by Promisor to Payee or upon any termination of the Option Agreement and Asset Purchase Agreement by and between Promisor and Payee dated June 28, 2002 (“Agreement”).

Upon written notice by Payee to Promisor the Principal Sum, plus accrued interest from the date of this Promissory Note (“Note”), at the rate of ten percent (10%) per annum, shall be due and payable by Promisor to Payee. The sums due Payee under the Note shall be secured in First Position in all of the principal assets of Promisor as more fully described herein. The Promisor shall not in any way encumber or diminish the assets and the Payee may file UCC Security documents securing the debt at any time. Promisor agrees to execute any and all Security Instruments presented by Payee. Interest shall continue to accrue on the balance of the Principal Sum until the Principal Sum and any accrued interest is paid in full.

In the event that the Agreement terminates and Promisor fails to pay the Note in full then Payee may, in addition to any other rights or remedies, directly foreclose on any and all assets of Promisor. As an additional inducement for Payee to fund the Note, Promisor principal Howard Mauskopf shall guarantee all of Promisor’s obligations under the Note.

No renewal or extension of this Note, delay in enforcing any right of the Payee under this Note, or assignment by Payee of this Note shall affect the liability of the Promisor. All rights of the Payee under this Note are cumulative and may be exercised concurrently or consecutively at the Payee’s option.

This Note shall be construed in accordance with the laws of the State of California.

If any one or more provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

In the event the Payee is required to utilize collection services, legal services or any other services to collect any amounts due hereunder, Payee shall be entitled to, in addition to the Principal sum plus accrued interest, less credits or payments, all of the costs of collection.

All payments on this Note shall be paid in the legal currency of the United States.

Promisor waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

Signed this 28th day of June, 2002, at Beverly Hills, California.

By:_________________________________                  Witness:____________________

     Duly authorized representative of Promisor

By:_________________________________

     Howard Mauskopf

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